Exhibit 4.1

LINCOLN NATIONAL CORPORATION

4.00% Senior Note due 2023

Registered	CUSIP 534187 BD0
No. R-2	ISIN US534187BD07
U.S.$150,000,000

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Lincoln National Corporation, a corporation organized and existing under the laws of the State of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ONE

HUNDRED FIFTY MILLION DOLLARS ($150,000,000) on September 1, 2023 and to pay interest thereon from February 12, 2018 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 in each year, commencing on March 1, 2018 (each, an “Interest Payment Date”), at the rate of 4.00% per annum. The period beginning on February 12, 2018 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date is herein called an “Interest Period”. If any Interest Payment Date falls on a day which is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day. If March 1 or September 1 of any year is not a Business Day (with the consequence that the related interest payment shall be made on the next succeeding Business Day, which shall be the relevant Interest Payment Date as set forth above), such payment shall be made on such Interest Payment Date in the amount that would otherwise have been due on March 1 or September 1 and no interest on such payment shall accrue for the period from and after March 1or September 1 to such postponed Interest Payment Date, and the next succeeding Interest Period shall begin on March 1 or September 1 on which such payment originally would have been made. If September 1, 2023 shall not be a Business Day, payment of the principal and interest due on that date need not be made on that day but may be made on the next day that is a Business Day with the same force and effect as if made on September 1, 2023, provided that no interest shall accrue for the period from and after September 1, 2023. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note is registered at the close of business on February 15 or August 15 (whether or not a Business Day) immediately preceding the Interest Payment Date, as applicable (each respectively a “Record Date”), subject to certain exceptions as provided in the Indenture. Payment of the principal of, and interest on, this Note will be made at the designated office or agency of the Company maintained for such purpose in The City of New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt or, at the option of the Company, interest so payable may be paid by check to the order of said Holder mailed to his address appearing on the Security Register. Any interest not so punctually paid or duly provided for shall be payable as provided in the Note. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Lincoln National Corporation has caused this instrument to be duly executed under its corporate seal.

LINCOLN NATIONAL CORPORATION

By:
Name: Randal J. Freitag
Title: Executive Vice President
and Chief Financial Offer

By:
Name: Jeffrey Coutts
Title: Senior Vice President and
Treasurer

Attest:
	Name:	Nancy Smith
	Title:	Vice President, Legal & Assistant
Corporate Secretary

Dated:

Dated:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated herein and refetTed to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as
Trustee

Authorized Signatory

[Reverse of Note]

LINCOLN NATIONAL CORPORATION

4.00% Senior Note due 2023

This Note is one of a duly authorized issue of Securities of the Company of a series hereinafter specified, all issued and to be issued under the Senior Indenture, dated as of March 10, 2009 (hereinafter the “Indenture”), between the Company and The Bank of New York Mellon, as Trustee (hereinafter the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holder of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, the terms of which different series may vary as provided in the Indenture. This Note is one of a series of the Securities of the Company designated as its 4.00% Senior Notes due 2023 (herein called the “Notes”), limited initially in aggregate principal amount to $500,000,000, except as otherwise provided in the Indenture. The Notes of this series are issuable in registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Notes are redeemable, in whole or in part, at the option of the Company, at any time or from time to time, upon mailed notice to the registered address of each Holder of the Notes at least 30 days but not more than 60 days prior to the redemption. The redemption price will be the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the make-whole amount, plus in each case accrued and unpaid interest to the date of redemption. “Make-whole amount” means the sum of the present values of the remaining scheduled payments on the Notes, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable treasury rate plus 20 basis points.

“Comparable treasury issue” means the U.S. Treasury security selected by a reference treasury dealer as having an actual or interpolated maturity comparable to the remaining term of the Notes called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

“Comparable treasury price” means, with respect to a redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“Quotation agent” means the entity appointed by the Company, which in any case shall not be the Trustee, to determine the make-whole amount.

“Reference treasury dealer” means (1) Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated AND (2) any additional primary U.S. government securities dealers, including dealers outside New York City (each, a “primary treasury dealer”) selected by the Company and their successors, provided, however, that if any of them ceases to be a primary treasury dealer the Company will substitute another primary treasury dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and ask prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining scheduled payments” means the remaining scheduled payments of principal and interest on the Notes called for redemption that would be due after the related redemption date but for that redemption. If that redemption date is not an Interest Payment Date with respect to the Notes called for redemption, the amount of the next succeeding scheduled interest payment on such Notes will be reduced by the amount of interest accrued to such redemption date.

“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date.

The Company will prepare and mail a notice of redemption to each Holder of Notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before a redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee pro rata or by lot or by a method the Trustee deems to be fair and appropriate.

The Notes are not entitled to any sinking fund. If an Event of Default shall occur with respect to the Notes, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the Notes, upon which the Company, at its option, shall be deemed to have been discharged from its obligations with respect to the Notes or shall cease to be under any obligation to comply with certain restrictive covenants of the Indenture.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Outstanding Securities affected by such amendment or supplement voting as one class. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency. Subject to certain exceptions, any past default or Event of Default may be waived by the Holders of at least a majority in principal amount of the Outstanding Securities of any series affected on behalf of the Holders of the Securities of that series or the Holders of at least a majority in principal amount of all the Outstanding Securities voting as one class. After the amendment or supplement is effective, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange hereunder or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or upon any Note issued upon the transfer hereof or in exchange herefor or in lieu hereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for transfer at the office or agency of the Company in The City of New York, New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Note be overdue, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, or the interest on, this Note or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or of any predecessor or, except as provided in the Indenture, successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.